EXHIBIT 99.1

The Joint Corp. Reports First Quarter 2022 Financial Results

- Grew Revenue 28%, System-wide Sales 27%, and System-wide Comp Sales 15%, Versus Q1 2021 -
- Opened 31 Clinics, Including 27 Franchised - the Most for a First Quarter in the Company’s History -
- Achieved Milestone of 100 Corporate Portfolio Clinics, Bringing Total Clinics to 736 -

SCOTTSDALE, Ariz., May 05, 2022 (GLOBE NEWSWIRE) -- The Joint Corp. (NASDAQ: JYNT), a national operator, manager, and franchisor of chiropractic clinics, reported its financial results for the quarter ended March 31, 2022.

Financial Highlights: Q1 2022 Compared to Q1 2021

  Grew revenue 28% to $22.4 million.
  Recorded net loss of $206,000, compared to net income of $2.3 million.
  Increased system-wide sales1 by 27%, to $98.8 million.
  Reported system-wide comp sales2 increase of 15%.
  Reported Adjusted EBITDA of $1.8 million, compared to $3.5 million.

Recent Operating Highlights

  Sold 22 franchise licenses in Q1 2022, compared to 26 in Q1 2021.
  Increased total clinics to 736 at March 31, 2022, 636 franchised and 100 company-owned or managed, up from 706 at December 31, 2021.
    Opened 27 new franchised clinics in Q1 2022, compared to 12 in Q1 2021.
    Opened four greenfield clinics in Q1 2022, compared to one in Q1 2021.
    Closed one franchised clinic in Q1 2022, compared to none in Q1 2021.
  Acquired the regional developer (RD) territory rights in Northern New Jersey in March for $250,000 and in Northern California in April for $2.4 million.

“During first quarter of 2022, we continued to drive growth, achieving the milestone of 100 corporate clinics and opening the most franchised clinics in any first quarter in the history of the company,” said Peter D. Holt, President and Chief Executive Officer of The Joint Corp. “While increasing labor costs and higher turnover impacted the entire system’s bottom line, the pace of our corporate clinic revenue growth was also impacted by the increasing magnitude and speed of the expansion of our corporate portfolio. Committed to executing our long-term growth strategy, we have added operational support to return the corporate portfolio to its strong trajectory, and we are implementing tactics to address today’s market. In forging the chiropractic dream, we are creating a more attractive environment to recruit and retain doctors of chiropractic. In harnessing the power of our data, we are finalizing our roadmap to create individualized and automated consumer marketing platforms. In accelerating the pace of clinic growth, we continue to improve our comprehensive franchise sales and clinic opening strategy. In fact, in March and April, we acquired rights to two regional developer territories, increasing our margin contribution within the franchise segment as well as creating the opportunity to open greenfield clinics in those regions. We are confident in our plan to overcome the near-term macro environment, build upon our strong foundation, and drive toward our goal of opening 1,000 clinics by the end of 2023.”

Financial Results: First Quarter 2022 Compared to First Quarter 2021

Revenue was $22.4 million in the first quarter of 2022, compared to $17.6 million in the first quarter of 2021. The increase reflects a greater number of franchised and corporate clinics and continued organic growth. Cost of revenue was $2.3 million, compared to $1.8 million in the first quarter of 2021, reflecting the increased number of greenfield and franchised clinics, higher regional developer royalties and commissions, and the greater website hosting costs related to the new IT platform, which went live in July 2021.

Selling and marketing expenses were $3.3 million, up 32%, driven by the larger number of franchised and company-owned or managed clinics, the grand opening expenses for four greenfields, and the timing of the national marketing fund spend as well as the new brand campaign.

Depreciation and amortization expenses increased for the first quarter of 2022, as compared to the prior year period, primarily due to the expenses associated with the new IT platform, previously acquired intangible assets and continued greenfield development.

General and administrative expenses were $15.4 million, compared to $10.1 million in the first quarter of 2021, reflecting increases in costs to support clinic growth, in payroll to remain competitive in the tight labor market, in professional fees, and in IT expenses.

Operating loss was $176,000, including the impact of the accelerated greenfield development, higher G&A expenses, and higher depreciation and amortization. This compares to $2.0 million of operating income in the first quarter of 2021. Income tax expense was $13,000, compared to a benefit of $364,000 in the first quarter of 2021. Net loss was $206,000, or $0.01 per share, compared to net income of $2.3 million, or $0.16 per diluted share, in the first quarter of 2021.

Adjusted EBITDA was $1.8 million, compared to $3.5 million in the first quarter of 2021. The company defines Adjusted EBITDA, a non-GAAP measure, as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net (loss) income before net interest, tax expense, depreciation, and amortization expenses.

Balance Sheet Liquidity

Unrestricted cash was $18.3 million at March 31,2022, compared to $19.5 million at December 31, 2021. During the quarter, the Company entered into an amendment to its Credit Facilities with JP Morgan. Under the 2022 Credit Facility, the revolving line of credit was increased to $20 million, up from $2 million. The revolver will be used for working capital needs, general corporate purposes and for acquisitions, development and capital improvement uses.

2022 Guidance

Management updated its revenue and Adjusted EBITDA guidance to reflect the impact of the macro-economic environment and the impact of increased expenses. Management reaffirmed its guidance for franchised clinic openings and company-owned or managed clinic increases.

  Revenue is now expected to be between $98.0 million and $102.0 million, compared to $80.9 million in 2021.
  Adjusted EBITDA is now expected to be between $12.0 million and $14.0 million, compared to $12.6 million in 2021.
  Franchised clinic openings are expected to be between 110 and 130, compared to 110 in 2021.
  Company-owned or managed clinic increases, through a combination of both greenfields and buybacks, are expected to be between 30 and 40; up from 32 added in 2021.

Conference Call
The Joint Corp. management will host a conference call at 5 p.m. ET on Thursday, May 5, 2022, to discuss the first quarter 2022 financial results. Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 765-507-2604 or 844-464-3931 and referencing code 5175957 approximately 15 minutes prior to the start time.

The accompanying slide presentation will be in the IR section of the website under Presentations and in Events. A live webcast of the conference call will also be available on the IR section of the company’s website at https://ir.thejoint.com/events. An audio replay will be available two hours after the conclusion of the call for one week. The replay can be accessed by dialing 404-537-3406 or 855-859-2056. The passcode for the replay is 5175957.

Commonly Discussed Performance Metrics
This release includes a presentation of commonly discussed performance metrics. System-wide sales include revenues at all clinics, whether operated by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these sales are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base. Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.

Non-GAAP Financial Information
This release also includes a presentation of non-GAAP financial measures. EBITDA and Adjusted EBITDA are presented because they are important measures used by management to assess financial performance, as management believes they provide a more transparent view of the company’s underlying operating performance and operating trends. Reconciliation of net income/(loss) to EBITDA and Adjusted EBITDA is presented in a table below. The company defines Adjusted EBITDA as EBITDA before acquisition-related expenses, bargain purchase gain, net (gain)/loss on disposition or impairment, and stock-based compensation expenses. The company defines EBITDA as net income before net interest, tax expense, depreciation, and amortization expenses.

EBITDA and Adjusted EBITDA do not represent and should not be considered alternatives to net income or cash flows from operations, as determined by accounting principles generally accepted in the United States, or GAAP. While EBITDA and Adjusted EBITDA are used as measures of financial performance and the ability to meet debt service requirements, they are not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation. EBITDA and Adjusted EBITDA should be reviewed in conjunction with the company’s financial statements filed with the SEC.

Forward-Looking Statements
This press release contains statements about future events and expectations that constitute forward-looking statements. Forward-looking statements are based on our beliefs, assumptions and expectations of industry trends, our future financial and operating performance and our growth plans, taking into account the information currently available to us. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties that may cause our actual results to differ materially from the expectations of future results we express or imply in any forward-looking statements, and you should not place undue reliance on such statements. Factors that could contribute to these differences include, but are not limited to, the continuing impact of the COVID-19 outbreak on the economy and our operations (including temporary clinic closures, shortened business hours and reduced patient demand), inflation, exacerbated by COVID-19 and the current war in Ukraine, our failure to develop or acquire company-owned or managed clinics as rapidly as we intend, our failure to profitably operate company-owned or managed clinics, our inability to identify and recruit enough qualified chiropractors and other personnel to staff our clinics, due in part to the nationwide labor shortage, short-selling strategies and negative opinions posted on the internet which could drive down the market price of our common stock and result in class action lawsuits, our failure to remediate the current or future material weaknesses in our internal control over financial reporting, which could negatively impact our ability to accurately report our financial results, prevent fraud, or maintain investor confidence, and other factors described in our filings with the SEC, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 14, 2022 and subsequently-filed current and quarterly reports. Words such as, "anticipates," "believes," "continues," "estimates," "expects," "goal," "objectives," "intends," "may," "opportunity," "plans," "potential," "near-term," "long-term," "projections," "assumptions," "projects," "guidance," "forecasts," "outlook," "target," "trends," "should," "could," "would," "will," and similar expressions are intended to identify such forward-looking statements. We qualify any forward-looking statements entirely by these cautionary factors. We assume no obligation to update or revise any forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Management has disclosed in our Form 10-K that our management concluded that our internal controls over financial reporting were not effective as of December 31, 2021, and our auditors expressed an adverse opinion on the Company’s internal control over financial reporting as of December 31, 2021, due to a material weakness. The details of this material weakness were provided in our 10-K filing.  We have undertaken remediation measures to address the material weakness, which we expect will be completed prior to the end of fiscal year 2022.

About The Joint Corp. (NASDAQ: JYNT)
The Joint Corp. (NASDAQ: JYNT) revolutionized access to chiropractic care when it introduced its retail healthcare business model in 2010. Today, it is the nation’s largest operator, manager and franchisor of chiropractic clinics through The Joint Chiropractic network. The company is making quality care convenient and affordable, while eliminating the need for insurance, for millions of patients seeking pain relief and ongoing wellness. With more than 700 locations nationwide and nearly 11 million patient visits annually, The Joint Chiropractic is a key leader in the chiropractic industry. Ranked number one on Forbes’ 2022 America's Best Small Companies list, number three on Fortune’s 100 Fastest-Growing Companies list and consistently named to Franchise Times “Top 400+ Franchises” and Entrepreneur’s “Franchise 500®” lists, The Joint Chiropractic is an innovative force, where healthcare meets retail.
For more information, visit www.thejoint.com. To learn about franchise opportunities, visit www.thejointfranchise.com.

Business Structure
The Joint Corp. is a franchisor of clinics and an operator of clinics in certain states. In Arkansas, California, Colorado, District of Columbia, Florida, Illinois, Kansas, Kentucky, Maryland, Michigan, Minnesota, New Jersey, New York, North Carolina, Oregon, Pennsylvania, Rhode Island, South Dakota, Tennessee, Washington, West Virginia and Wyoming, The Joint Corp. and its franchisees provide management services to affiliated professional chiropractic practices.

Media Contact: Margie Wojciechowski, The Joint Corp., margie.wojciechowski@thejoint.com
Investor Contact: Kirsten Chapman, LHA Investor Relations, 415-433-3777, thejoint@lhai.com

– Financial Tables Follow –

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONSOLIDATED BALANCE SHEETS
(unaudited)

	March 31, 2022	December 31, 2021
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$18,251,194	$19,526,119
Restricted cash	594,717	386,219
Accounts receivable, net	3,612,802	3,700,810
Deferred franchise and regional development costs, current portion	985,557	994,587
Prepaid expenses and other current assets	2,426,409	2,281,765
Total current assets	25,870,679	26,889,500
Property and equipment, net	14,880,942	14,388,946
Operating lease right-of-use asset	18,927,052	18,425,914
Deferred franchise and regional development costs, net of current portion	5,601,142	5,505,420
Intangible assets, net	4,829,941	5,403,390
Goodwill	5,085,203	5,085,203
Deferred tax assets	9,205,410	9,188,634
Deposits and other assets	662,080	567,202
Total assets	$85,062,449	$85,454,209

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$1,874,911	$1,705,568
Accrued expenses	1,644,709	1,809,460
Co-op funds liability	594,717	386,219
Payroll liabilities ($0.7 million and $0.4 million attributable to VIE)	2,383,977	3,906,317
Operating lease liability, current portion	4,872,292	4,613,843
Finance lease liability, current portion	34,479	49,855
Deferred franchise and regional developer fee revenue, current portion	3,130,856	3,191,892
Deferred revenue from company clinics ($3.6 million and $3.5 million attributable to VIE)	5,546,856	5,235,745
Other current liabilities	541,250	539,500
Total current liabilities	20,624,047	21,438,399
Operating lease liability, net of current portion	17,184,696	16,872,093
Finance lease liability, net of current portion	81,928	87,939
Debt under the Credit Agreement	2,000,000	2,000,000
Deferred franchise and regional developer fee revenue, net of current portion	15,410,136	15,458,921
Other liabilities	27,230	27,230
Total liabilities	55,328,037	55,884,582
Commitments and contingencies
Stockholders' equity:
Series A preferred stock, $0.001 par value; 50,000 shares authorized, 0 issued and outstanding, as of March 31, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value; 20,000,000 shares authorized, 14,493,049 shares issued and 14,461,332 shares outstanding as of March 31, 2022 and 14,451,355 shares issued and 14,419,712 outstanding as of December 31, 2021	14,492	14,450
Additional paid-in capital	44,273,294	43,900,157
Treasury stock 31,717 shares as of March 31, 2022 and 31,643 shares as of December 31, 2021, at cost	(853,436)	(850,838)
Accumulated deficit	(13,724,938)	(13,519,142)
Total The Joint Corp. stockholders' equity	29,709,412	29,544,627
Non-controlling Interest	25,000	25,000
Total equity	29,734,412	29,569,627
Total liabilities and stockholders' equity	$85,062,449	$85,454,209

.

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Revenues from company-owned or managed clinics	$12,606,999	$9,466,083
Royalty fees	6,008,932	4,769,246
Franchise fees	640,965	695,427
Advertising fund revenue	1,710,717	1,374,741
Software fees	956,998	760,537
Regional developer fees	201,787	217,956
Other revenues	312,140	263,975
Total revenues	22,438,538	17,547,965
Cost of revenues:
Franchise and regional development cost of revenues	2,002,813	1,624,572
IT cost of revenues	309,958	140,745
Total cost of revenues	2,312,771	1,765,317
Selling and marketing expenses	3,287,488	2,489,279
Depreciation and amortization	1,629,176	1,169,866
General and administrative expenses	15,378,623	10,087,060
Total selling, general and administrative expenses	20,295,287	13,746,205
Net loss on disposition or impairment	6,906	64,767
(Loss) income from operations	(176,426)	1,971,676
Other expense, net	(16,147)	(21,537)
(Loss) income before income tax benefit	(192,573)	1,950,139
Income tax expense (benefit)	13,224	(364,148)
Net (loss) income	$(205,797)	$2,314,287
Earnings per share:
Basic (loss) earnings per share	$(0.01)	$0.16
Diluted (loss) earnings per share	$(0.01)	$0.16
Basic weighted average shares	14,432,652	14,178,542
Diluted weighted average shares	14,432,652	14,854,809

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(205,797)	$2,314,287
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	1,629,176	1,169,866
Net loss on disposition or impairment (non-cash portion)	6,906	99,022
Net franchise fees recognized upon termination of franchise agreements	—	(69,702)
Deferred income taxes	(16,776)	(418,810)
Stock based compensation expense	323,556	246,494
Changes in operating assets and liabilities:
Accounts receivable	88,008	(442,008)
Prepaid expenses and other current assets	(144,644)	(384,377)
Deferred franchise costs	(86,692)	(204,112)
Deposits and other assets	(94,878)	(3,313)
Accounts payable	59,461	(443,463)
Accrued expenses	(164,751)	60,493
Payroll liabilities	(1,522,340)	(217,020)
Deferred revenue	296,487	329,383
Other liabilities	280,162	234,708
Net cash provided by operating activities	447,878	2,271,448

Cash flows from investing activities:
Purchase of property and equipment	(1,289,943)	(951,641)
Reacquisition and termination of regional developer rights	(250,000)	(1,388,700)
Net cash used in investing activities	(1,539,943)	(2,340,341)

Cash flows from financing activities:
Payments of finance lease obligation	(21,387)	(18,238)
Purchases of treasury stock under employee stock plans	(2,598)	(618,154)
Proceeds from exercise of stock options	49,623	620,776
Repayment of debt under the Paycheck Protection Program	—	(2,727,970)
Net cash provided by (used in) financing activities	25,638	(2,743,586)

Decrease in cash, cash equivalents and restricted cash	(1,066,427)	(2,812,479)
Cash, cash equivalents and restricted cash, beginning of period	19,912,338	20,819,629
Cash, cash equivalents and restricted cash, end of period	$18,845,911	$18,007,150

Reconciliation of cash, cash equivalents and restricted cash:	March 31, 2022	March 31, 2021
Cash and cash equivalents	$18,251,194	$17,834,526
Restricted cash	594,717	172,624
	$18,845,911	$18,007,150

THE JOINT CORP. AND SUBSIDIARY AND AFFILIATES
RECONCILIATION FOR GAAP TO NON-GAAP
(unaudited)

	Three Months Ended March 31,
	2022	2021
Non-GAAP Financial Data:
Net (loss) income	$(205,797)	$2,314,287
Net interest expense	15,859	21,537
Depreciation and amortization expense	1,629,176	1,169,866
Tax expense (benefit)	13,224	(364,148)
EBITDA	1,452,462	3,141,542
Stock compensation expense	323,556	246,494
Acquisition related expenses	—	5,974
Loss on disposition or impairment	6,906	64,767
Adjusted EBITDA	$1,782,924	$3,458,777

1 System-wide sales include revenues at all clinics, whether operated or managed by the company or by franchisees. While franchised sales are not recorded as revenues by the company, management believes the information is important in understanding the company’s financial performance, because these revenues are the basis on which the company calculates and records royalty fees and are indicative of the financial health of the franchisee base.
2 Comp sales include the revenues from both company-owned or managed clinics and franchised clinics that in each case have been open at least 13 full months and exclude any clinics that have closed.